                                                                    Exhibit 10.1

                             RESTATED AND AMENDED

                              PURCHASE AGREEMENT

                                    between

                             WHITTAKER CORPORATION
                                   as Seller

                                      and

                             SANTA CLARITA, L.L.C.
                                   as Buyer

                                  dated as of

                               November 5, 1998

                               TABLE OF CONTENTS

                                                                            Page

1.  Purchase and Sale......................................................    1

2.  Assumption of Liabilities..............................................    1

3.  Excluded Liabilities...................................................    1

4.  Purchase Price.........................................................    2

    (a)      Price.........................................................    2
    (b)      Payment of Purchase Price.....................................    2
    (c)      Additional Costs and Payments.................................    3
    (d)      Price of Additional Rights and Assets.........................    3
    (e)      Allocation of Purchase Price..................................    3

5.  Closing................................................................    3
    (a)      Time and Place of Closing.....................................    3
    (b)      Documents to be Delivered at Closing..........................    3
    (c)      Closing Costs.................................................    4
    (d)      Actions on Closing............................................    4

6.  Representations and Warranties.........................................    5
    (a)      Representations and Warranties of Seller......................    5
    (b)      Representations and Warranties of Buyer.......................    7
    (c)      Representations and Warranties of Buyer and RFI...............    8
    (d)      Representations and Warranties................................    9

7.  Investigation..........................................................    9
    (a)      Due Diligence Opportunity.....................................    9
    (b)      Delivery of Information.......................................    9
    (c)      Condition of Property.........................................   11
    (d)      "Hazardous Substances" Definition.............................   11
    (e)      No Release of Environmental Claims............................   13

8.  Covenants and Agreements...............................................   13
    (a)      Title.........................................................   13
    (b)      Possession....................................................   14
    (c)      Environmental Insurance Policy................................   14
    (d)      Other Matters.................................................   15
    (e)      Expenses......................................................   19
    (f)      Assignment of the Keysor Century Letter Agreement.............   19

                                                                            Page

9.  Indemnifications.......................................................   19
    (a)      Buyer's Indemnification of Seller.............................   19
    (b)      Seller's Indemnification of Santa Clarita.....................   20
    (c)      RFI's General Indemnification regarding Representations and
             Warranties....................................................   20

10.          Conditions Precedent..........................................   21
    (a)      Conditions Precedent of Buyer.................................   21
    (b)      Conditions Precedent of Seller................................   21

11. Defaults...............................................................   22
    (a)      Seller's Default..............................................   22
    (b)      No Specific Performance.......................................   22
    (c)      Buyer's Default...............................................   23

12. Post-Closing Covenants.................................................   23
    (a)      Self-Insured Retention........................................   23
    (b)      Delivery of Documents.........................................   23
    (c)      Pre-Closing Off-Site Activities...............................   23
    (d)      Restrictions on Execution.....................................   24
    (e)      Use of Proceeds from Recoveries of Past Costs.................   24

13. Miscellaneous Provisions...............................................   24
    (a)      No Brokers....................................................   24
    (b)      Waivers.......................................................   24
    (c)      Counterparts..................................................   24
    (d)      California Law; Forum.........................................   24
    (e)      Validity......................................................   24
    (f)      Gender........................................................   25
    (g)      Exhibits and Schedules........................................   25
    (h)      Time..........................................................   25
    (i)      Notice........................................................   25
    (j)      Attorneys' Fees...............................................   27
    (k)      Successors....................................................   27
    (l)      Entire Agreement..............................................   27
    (m)      Captions......................................................   27
    (n)      Further Assurances............................................   27
    (o)      Relationship of Parties.......................................   27
    (p)      Third Parties.................................................   27
    (q)      Confidentiality...............................................   28
    (r)      Survival......................................................   28
    (s)      "Affiliated Entity"...........................................   28

                             RESTATED AND AMENDED
                              PURCHASE AGREEMENT

          THIS AGREEMENT ("Agreement") is made as of this 5th day of November 1998, by and between Whittaker Corporation, a Delaware corporation ("Seller"), and Santa Clarita, L.L.C., a Delaware limited liability company ("Santa Clarita"), (Santa Clarita is also referred to as "Buyer"), with reference to the following facts and circumstances:

          A. Seller holds title to that certain real property located in the City of Santa Clarita, County of Los Angeles, State of California, as more specifically described in Exhibit A attached hereto ("Real Property"). As used
                          ---------
herein the term "Property" shall include the Real Property and all of Seller's right, title and interest in and to all entitlements, easements, rights, mineral rights, oil and gas rights, water, water rights, air rights, development rights, permits and privileges appurtenant thereto and all improvements located thereon.

          B. Seller also holds certain rights, entitlements and assets, including without limitation, claims, actions, choses in action, things in action and contracted benefits arising out of the ownership and operation of Bermite Powder Company, a former affiliate of the Seller, and otherwise (the "Additional Rights and Assets").

          C. Seller desires to sell the Property and Additional Rights and Assets to Santa Clarita and Santa Clarita desires to purchase the Property and Additional Rights and Assets from Seller, subject to the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties hereby agree as follows:

          1.   Purchase and Sale.  Subject to the provisions of this Agreement,
               -----------------
Seller agrees to sell, transfer, assign and convey and deliver the Property and Additional Rights and Assets to Buyer and Buyer agrees to purchase the Property and Additional Rights and Assets from Seller.

          2.   Assumption of Liabilities.  Upon the terms and subject to the
               -------------------------
conditions contained herein, as partial consideration of the consummation of the transactions contemplated herein, at the Closing, Buyer shall assume and agrees to thereafter perform and discharge all Liabilities of Seller (the "Assumed Liabilities") (a) relating to the Property, and (b) accruing, arising out of or relating to events or occurrences happening after the Closing Date under the contracts or leases listed on Exhibit J. The assumption and obligation to
                              ---------
perform and discharge all liabilities of Seller will not operate as a release of Buyer's rights at law as provided in Paragraph 7(e) hereof.

          3.   Excluded Liabilities.  Notwithstanding any other provision of
               --------------------
this Agreement, except for the Assumed Liabilities expressly specified in
Section 2, Buyer shall not assume, or otherwise be responsible for, any Liabilities of Seller ("Excluded Liabilities"), which Excluded Liabilities shall include, without limitation:

               (a) Any Liability to or in respect of any employees or former employees of Seller;

               (b) Any Liability of Seller in respect of any Tax;

               (c) Any Liability of Seller with respect to the Property resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement including all liabilities arising out of or resulting from that certain Development Agreement, dated as of August 1, 1991, by and among Whittaker Corporation, Whittaker Bermite Corporation and the Anden Group, as amended by that certain Assignment and Assumption Agreement, dated as of August 31, 1992, by and between the Anden Group and Northholme Partners and as further amended and modified on July 29, 1994 and January 1, 1995 (the "Anden Agreement"); and

               (d) Any Liability accruing, arising out of, or relating to events or occurrences happening on or prior to the Closing Date under the contracts and leases listed on Exhibit J.
                 ---------

          4.   Purchase Price.
               --------------

               (a) Price.  The "Purchase Price" for the Property and the
                   -----
Additional Rights and Assets shall be Fifteen Million Dollars ($15,000,000).

               (b) Payment of Purchase Price.  The Purchase Price shall be paid
                   -------------------------
to Seller by Buyer as follows:

                   (i) Cash Portion of Purchase Price. At the Closing (as
                       ------------------------------
hereinafter defined), Santa Clarita shall deliver to Seller the amount of Ten Million Dollars ($10,000,000), in immediately available and unencumbered funds. Simultaneously with the execution of this Agreement, Santa Clarita has paid, and Seller has received, a cash payment of Five Hundred Thousand Dollars ($500,000) ("Payment") which shall be applied to the cash portion of the Purchase Price to be paid at Closing. If a Closing does not occur on or before the Closing Date for reasons other than Seller's default, Seller shall retain the Payment and shall not be obligated to refund the Payment to Santa Clarita.

                   (ii) Balance of Purchase Price.  The balance of the Purchase
                        -------------------------
Price shall be evidenced by a subordinated contingent shared appreciation promissory note ("Note"), in the original principal amount of Five Million Dollars ($5,000,000), in the same form and substance as Exhibit D attached
                                                        ---------
hereto, which Note shall be secured by a subordinated deed of trust encumbering the Property in the same form and substance as Exhibit E attached hereto ("Trust
                                               ---------
Deed"). The Trust Deed shall by its terms be automatically and self-subordinating at Santa Clarita's sole option and election, at any one time or from time to time on a revolving basis, without signature or consent of Seller, but upon written notice to Seller, up to the amount of $250,000,000 of senior secured indebtedness of Santa Clarita relating to and for the purposes of the project, each of Santa Clarita and Seller intending that the subordination provision shall be enforceable and binding despite the requirements of current California law.

               (c) Additional Costs and Payments.  At the Closing, in addition
                   -----------------------------
to the Purchase Price, Santa Clarita shall pay to Seller in immediately available and unencumbered funds: (i) the amount of Two Hundred Fifty-Eight Thousand One Hundred Fifty-Nine Dollars and Twenty-Five Cents ($258,159.25) (which amount shall be increased if the Closing occurs before the Closing Date by Two Thousand Three Hundred Seventy-Five Dollars ($2,375) for each day that the Closing occurs after the Closing Date); (ii) the amount of all environmental assessment and characterization costs incurred by Seller from the date hereof through the Closing Date; and (iii) the amount of all reasonable expenses incurred by Seller in connection with the Closing from the date hereof through the Closing Date.

               (d) Price of Additional Rights and Assets.  In addition to the
                   -------------------------------------
Purchase Price, Santa Clarita shall pay to Seller Ten Dollars ($10) in cash at the Closing (as hereinafter defined) for the Additional Rights and Assets.

               (e) Allocation of Purchase Price.  For tax purposes, the Purchase
                   ----------------------------
Price shall be allocated among the parcels which comprise the Real Property. As to Parcel 1, there shall be allocated $12,731,818 of the Purchase Price, and as to Parcels 2 through and including 10, there shall be allocated $2,268,182 of the Purchase Price.

          5.   Closing.
               -------

               (a) Time and Place of Closing.  The Closing of the purchase and
                   -------------------------
sale of the Property and the other transactions contemplated under this Agreement shall take place at Latham & Watkins, 633 W. Fifth Street, Suite 4000, Los Angeles, California 90071 at 8:00 a.m. on January 8, 1999 ("Closing Date"). On the Closing Date, the Property shall be transferred and all other transactions contemplated under this Agreement shall have been consummated and the Grant Deeds and the Trust Deed shall have been recorded in the official records of Los Angeles County.

               (b) Documents to be Delivered at Closing.  At the Closing, the
                   ------------------------------------
parties shall deliver the following:

                   (i) Deliveries by Santa Clarita.  Santa Clarita shall
                       ---------------------------
deliver to Seller:

                         (A) The Assignment and Assumption Agreement in the same
form and substance as Exhibit Q, executed by Santa Clarita;
                      ---------

                         (B) The Note in the same form and substance as Exhibit
                                                                        -------
D, executed by Santa Clarita, and the Trust Deed in the same form and substance
-
as Exhibit E, executed by Santa Clarita and acknowledged in recordable form;
   ---------
                         (C) The binder for the Environmental Insurance Policy,
as required pursuant to Paragraph 8(c);

                         (D) The Assignment Agreement with respect to the
Keysor-Century Letter Agreement, as required pursuant to Paragraph 8(f) hereof, in the same form and substance as Exhibit F, executed by Santa Clarita;
                                  ---------

                         (E) A Certificate of Status, issued by the California
Secretary of State, certifying that Santa Clarita is qualified to conduct business in the State of California; and

                         (F) Such other documents, instruments, assignments and
the like as may be required of Buyer to consummate the transactions contemplated under this Agreement, as required pursuant to Paragraph 13(n) hereof or otherwise under this Agreement.

                   (ii) Deliveries by Seller to Santa Clarita.  At the Closing,
                        -------------------------------------
Seller shall deliver to Santa Clarita:

                         (A) A Grant Deed transferring Parcel 1 of the Property
to Santa Clarita and a Grant Deed transferring Parcels 2-10 of the Property to Santa Clarita;

                         (B) An affidavit or qualifying statement, which
satisfies the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, and a Form 590(RE) or comparable statement to satisfy the requirements of California Revenue and Taxation Code Sections 18662(e) and 18668 (collectively, the "Non-Foreign Affidavits");

                         (C) The Assignment and Assumption Agreement, in the
same form and substance as Exhibit Q, executed by the Seller;
                           ---------

                         (D) The Assignment Agreement, in the same form and
substance as Exhibit F, executed by Seller;
             ---------

                         (E) A Certificate of Status, issued by the California
Secretary of State within five days prior to the Closing Date, certifying that Seller is qualified to conduct business in the State of California; and

                         (F) Such other documents, instruments, assignments and
the like as may be required of Seller to consummate the transactions contemplated under this Agreement, as required pursuant to Paragraph 13(n) hereof or otherwise under this Agreement.

               (c) Closing Costs.  The costs of the Title Policy or the ALTA
                   -------------
Policy to be issued to Seller or Santa Clarita, respectively, shall be borne as set forth in Paragraph 8(a) hereof. Each party shall pay its own legal fees and expenses (except as otherwise provided in Paragraphs 4(c) and 13(j) hereof) and any other costs which the party incurs.

               (d) Actions on Closing.  At the Closing, the parties shall direct
                   ------------------
the Title Company to:

                   (i) Cause the Grant Deeds to be recorded in the Office of the County Recorder of Los Angeles County;

                   (ii) Cause the County Recorder to return the recorded originals of the Grant Deeds to Santa Clarita;

                   (iii) Deliver to Seller counterpart copies of the recorded Grant Deeds, with recording information shown;

                   (iv) Cause the Trust Deed to be recorded in the Office of the County Recorder of Los Angeles County;

                   (v) Cause the County Recorder to return the recorded original of the Trust Deed to Seller;

                   (vi) Deliver to Santa Clarita counterpart copies of the recorded Trust Deed, with recording information shown;

                   (vii) Deliver to Santa Clarita the Title Policy covering the Property, subject only to the Permitted Title Exceptions; and

                   (viii) Deliver to Seller a lender's policy of title insurance or joint protection policy insuring the Trust Deed as the third lien against the Property, subject to the subordination provisions contained therein;

all as further described in the Joint Escrow Instructions as attached hereto at

Exhibit C.
---------

          6.   Representations and Warranties.
               ------------------------------

               (a) Representations and Warranties of Seller.  Seller represents
                   ----------------------------------------
and warrants to Buyer the following as of the date hereof:

                   (i) Authority of Seller; Good Standing.  The execution and
                       ----------------------------------
delivery of this Agreement are, and the execution and delivery of all documents required of Seller hereunder and delivered by Seller are, duly authorized. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the full right, capacity, power and authority to enter into and carry out the terms of this Agreement.

                   (ii) Authority of Agents.  The individuals executing this
                        -------------------
Agreement on behalf of Seller have the right, power, legal capacity and authority to enter into this Agreement on behalf of Seller and to execute all other documents and take all other actions that may be necessary to perform all of Seller's obligations hereunder.

                   (iii) Binding Agreement.  This Agreement is valid and binding
                         -----------------
upon Seller and is enforceable in accordance with its terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency, moratorium and other laws now or hereafter in effect relating to the enforcement of creditor's rights generally and except that equitable principles may limit the right to obtain specific performance or other equitable remedies.

                   (iv) Environmental Matters.  To the best knowledge of Seller,
                        ---------------------
the documents listed in Exhibit G, attached hereto, constitute all material
                        ---------
correspondence, notices, reports, agreements, maps, surveys, and other documents which pertain to the Environmental Condition of the Property and which are in the possession of Seller or within Seller's control. To the best of Seller's knowledge after a diligent internal investigation of the Seller and its subsidiaries, Seller has disclosed to Buyer, by making all documents listed in Exhibit G, attached hereto, available to Buyer pursuant to Paragraph 7(b)(v)
---------
hereof, all known and suspected material Environmental Conditions pertaining to the Property and all known and suspected material claims arising out of the Environmental Condition of the Property. To the best knowledge of Seller, all manifests, bills of lading and shipping documents for the shipment and disposal of "Hazardous Substances" (as that term is defined in Paragraph 7(d) hereof) have been issued in the name of Seller. For purposes of this Agreement, "Environmental Condition" shall mean the existence on, within, under or migrating from the Real Property of any solid, liquid, gaseous or thermal irritant or contaminant (including perchlorates), including smoke, vapor, soot, flames, acids, alkalis and waste materials defined as hazardous pursuant to Federal, State or local statutes and regulations promulgated thereunder in effect at the date of discovery of such materials. For purposes of this Paragraph 6(a)(iv), documents shall be deemed to be within Seller's control if those documents are in the possession of its subsidiaries, agents, experts, consultants or contractors; and the "best knowledge of Seller" shall mean the knowledge of Joseph Alibrandi, Lynne M. O. Brickner, and Reece Fulgham and an internal investigation shall include the solicitation of information from Glen AbdunNur and Salvatore Veltri.

                   (v) Tenant Matters.  True, complete and correct copies of all
                       --------------
of the Leases (as hereinafter defined) relating to the Property have been made available to Buyer by Seller pursuant to Paragraph 7(b) hereof.

                   (vi) Litigation and Condemnation. To Seller's knowledge, there are no actions, suits or proceedings (including, without limitation, eminent domain or similar proceedings) pending or threatened, whether judicial or administrative, pertaining to the Property or both, except as otherwise specifically set forth in Exhibit H, attached hereto.
                          ---------

                   (vii) Notices.  During the period commencing with January 1,
                         -------
1996, and ending with the date of this Agreement, Seller has not received any written notice from any governmental authority alleging any violation of any law with respect to the Property which violation remains outstanding, except as set forth on Exhibit G attached hereto with respect to Environmental Conditions and
         ---------
Exhibit I attached hereto with respect to other matters.
---------

                   (viii)  Taxes.  For purposes of this Paragraph 6(a)(viii)
                           -----
the following terms shall have the following meanings:

                         (A) "Return" means any return, report or other document
required to be filed in connection with any Tax;

                         (B) "Tax" means all federal, state or municipal income,
sales, use, franchise, payroll, employment, real property or personal property, foreign, value added, goods and services or excise tax together with any penalties and interest with respect thereto; and

                         (C) "Tax Authority" means any federal, state or
municipal agency, board, bureau, body, department or authority having Jurisdiction with respect to any Tax.

                             (1) All Returns required to have been filed with
any Tax Authority by or with respect to the Property have been duly filed. All Taxes shown on such Returns, which are currently due and payable, have been paid and, if such Taxes are not currently due and payable, Seller has made adequate provision for payment of all Taxes that may become due pursuant to those Returns. All Returns for the period up to and including the Closing Date for any group of corporations that includes Whittaker Porta Bella Development, Inc. have been or will be timely filed, and all Taxes for such period will be paid by Seller. All Taxes that Seller is or was required by law to withhold or collect have been duly withheld or collected, and, to the extent required, have been paid to the proper Tax Authority.

                             (2) Seller (a) is not a party to any agreement
extending the time within which to file any Return, except for the Return for the fiscal year ended October 31, 1997, or (b) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                   (ix) Contracts.  Seller is not now a party to any executory
                        ---------
written contract, lease, or agreement, other than those described on Exhibit J
                                                                     ---------
attached hereto.

Each of the express representations and warranties made by Seller pursuant to this Paragraph 6(a) shall be true and correct in all material respects on the Closing Date.

               (b) Representations and Warranties of Buyer.  Santa Clarita
                   ---------------------------------------
represents and warrants to Seller the following as of the date hereof:

                   (i) Authority of Buyer; Good Standing.  The execution and
                       ---------------------------------
delivery of this Agreement by Buyer are, and the execution and delivery of all documents required of Buyer hereunder and delivered by Buyer are duly authorized. Santa Clarita is a limited liability company which is duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is qualified to conduct business in the State of California. Buyer has the full right, capacity, power and authority to enter into and carry out the terms of this Agreement.

                   (ii) Authority of Agents.  The individuals executing this
                        -------------------
Agreement on behalf of Buyer have the right, power, legal capacity and authority to enter into this Agreement on behalf of Buyer and to execute all other documents and take all other actions that may be necessary to perform all of Buyer's obligations hereunder.

                   (iii) Binding Agreement.  This Agreement is valid and binding
                         -----------------
upon Buyer and is enforceable in accordance with its terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency, moratorium and other laws now or hereafter in effect relating to the enforcement of creditor's rights generally and except that equitable principles may limit the right to obtain specific performance or other equitable remedies.

                   (iv) Articles of Organization and Operating Agreement.  Santa
                        ------------------------------------------------
Clarita has heretofore delivered to Seller true and complete copies of its Articles of Organization (certified by the Secretary of State of Delaware), Certificate of Status (certified by the Secretary of State of California), and Limited Liability Company Agreement (certified by its Managing Member) as in effect on the date noted thereon.

                   (v) Santa Clarita Litigation.  None of Buyer and its
                       ------------------------
affiliates has sued, been sued by or litigated against the City of Santa
Clarita.

Each of the express representations and warranties made by Buyer in this Paragraph 6(b), shall be true and correct in all material respects on the Closing Date.

               (c) Representations and Warranties of Buyer and RFI.  Buyer and
                   -----------------------------------------------
Remediation Financial, Inc., an Arizona corporation ("RFI"), represent and warrant to Seller the following as of the date hereof:

                   (i) Environmental Insurance Policy.  To the best knowledge of
                       ------------------------------
Santa Clarita and RFI, Santa Clarita and RFI have disclosed all documents and all information which Seller has disclosed to RFI or to Buyer or to both pursuant to Paragraphs 6(a)(iv) and 7(b)(v) and Exhibit G, and neither Santa Clarita nor RFI has made any false or misleading statements, or omitted to make statements of facts within Santa Clarita's or RFI's knowledge, or taken any other action (other than statements, omissions to make statements, and other actions in justifiable reliance upon the representations and warranties of Seller under Paragraph 6(a)(iv) and the disclosure of information pursuant to Paragraph 7(b)(v) of this Agreement) which would result now or in the future in the termination or cancellation of the Environmental Insurance Policy or the reduction in any coverage for Seller thereunder or which would disqualify it or Seller from coverage thereunder. Santa Clarita will satisfy concurrently with the Closing Date and to its best knowledge has satisfied, all requirements and for the issuance of the Environmental Insurance Policy to keep the Environmental Insurance Policy in full force and effect during its ten-year term. For the purposes of this Paragraph 6(c)(i), the "best knowledge of Santa Clarita and RFI" and the "best knowledge of Santa Clarita" shall mean the knowledge of Myla
D. Bobrow and Timothy E. Lewis.

                   (ii) Authority of RFI; Good Standing.  The execution and
                        -------------------------------
delivery of this Agreement by RFI for purposes of making the representations and warranties contained in this Paragraph 6(c) is duly authorized. RFI is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and RFI has full right, capacity, power and authority to make the representations and warranties made by RFI pursuant to this Agreement.

                   (iii) Authority of Agents.  The individuals executing this
                         -------------------
Agreement on behalf of RFI have the right, power, legal capacity and authority to make the representations and warranties of RFI as set forth in this Agreement on behalf of RFI and to execute this Paragraph 6(c) on behalf of RFI for these purposes.

                   (iv) Managing Member.  RFI is the managing member of Santa
                        ---------------
Clarita. RFI or an entity under common ownership with RFI shall be a manager or the managing member of any entity which receives the benefits and performs the responsibilities set forth in Paragraph 8(d) hereof.

               (d) Representations and Warranties.  Each of the representations
                   ------------------------------
and warranties contained in Paragraphs 6(a), (b), and (c) hereof is independent of every other, and no warranty or representation shall in any way limit, restrict, modify, or be deemed, or construed to limit, restrict or modify any other representation or warranty.

          7.   Investigation.
               -------------

               (a) Due Diligence Opportunity.  It is understood and agreed that
                   -------------------------
Buyer has been given an opportunity to engage in all due diligence in connection with this transaction, Buyer's intended use, operation, remediation and dealing in and with the Property, the rights relating thereto, and to investigate the assets, properties, business and operations of Seller relating to the Property, and to examine its books and records relating to the Property.

               (b) Delivery of Information.  Prior to the execution of this
                   -----------------------
Agreement, Seller has made available to Santa Clarita for copying the following documents, to the extent such documents are in the possession of Seller and subject to any other limitations set forth below:

                   (i) Leases.  Copies of existing leases and other agreements
                       ------
concerning the current use or occupancy of any portion of the Property, and any amendments or modifications thereto ("Leases");

                   (ii) Service Agreements.  Copies of all existing service and
                        ------------------
maintenance contracts relating to the Property to which Seller or Whittaker Porta Bella Development, Inc. ("Porta Bella") is party ("Service Contracts");

                   (iii) Government Agreements.  Copies of all written
                         ---------------------
agreements between Seller on the one hand, and the County of Los Angeles or the City of Santa Clarita, on the other, which concern the Property, including, without limitation, the Development Agreement;

                   (iv) Entitlements.  Copies of all final governmental
                        ------------
resolutions, maps, map conditions, specific plans, and other documents which relate to the Property or which make up or relate to the current entitlements for the development of the Property;

                   (v) Environmental Documents.  All the documents set forth on
                       -----------------------
Exhibit G attached hereto;
---------

                   (vi) Traffic Matters.  Copies of all written traffic studies,
                        ---------------
plans and reports which have been conducted by Seller or Porta Bella or by the traffic consultants of Porta Bella or Seller in connection with the current entitlements for the Property, including but not limited to those reports and data which were derived from models run by the County of Los Angeles; copies of all written studies, plans and reports of Seller's or Porta Bella, or outside traffic engineers, consultants, experts and the like (past and present) relating to traffic matters, including but not limited to allocations of the costs, expenses and burdens thereof, fair share analysis, "B&T" districts, general circulation and network studies, connection and analysis, issues and matters relating to existing diverted trips, and the responsibility for same, and the City's "B&T" financing and reserves, the timing of the funding therefrom, and otherwise;

                   (vii) Sewer Matters.  Copies of all written sewer studies,
                         -------------
plans and reports which have been conducted, whether by Seller, Porta Bella or otherwise; all written requests by Seller, or Porta Bella, or both, to Los Angeles County regarding sewer issues, including storm water management and capacity matters, and copies of written responses thereto; a copy of any sewer system plan which relates to the Real Property's intended development; and a copy of the City's General Plan and copies of any other infrastructure plans of the City, including without limitation, the sewer components thereof;

                   (viii) Gas Matters.  Copies of all written gas studies, plans
                          -----------
and reports which have been conducted by Seller, Porta Bella or others in connection with the current entitlements for the Property; copies of all written requests by Seller, or Porta Bella, or both, to utility providers regarding gas utility service for the Property and copies of written responses thereto;

                   (ix) Water Matters.  All water studies, plans and reports
                        -------------
which have been conducted by Seller, Porta Bella or others in connection with the current entitlements for the Property; copies of all written requests by Seller, or Porta Bella or both, to water providers regarding water service for the Property (including without limitation Castaic Lake Water Agency and retail water purveyors serving the Santa Clarita Valley), and copies of written responses;

                   (x) DTSC Documents.  To the best knowledge of Seller (as such
                       --------------
phrase is defined in Paragraph 6(a)(iv)), copies of each and every document, report, study, memorandum, notes, instrument, agreement, writing, paper, disk, tape and the like obtained from Seller, or Porta Bella, or both, including without limitation from any and all employees, officers, director, shareholders, counsel (in-house and outside), agent, representative, consultant, contractor (including any and all employees of any consultant or contractor), expert or similar of Seller, or Porta Bella, or both, by or on behalf of the California Environmental Protection Agency, Department of Toxic Substances Control ("DTSC"), whether obtained or in the possession of DTSC by voluntary or involuntary delivery, search, seizure, process or proceeding; and copies of all agreements, stipulations, orders, decrees, pleas, or similar entered into (whether pending full execution or otherwise) with the DTSC;

                   (xi) Insurance.  Copies of all of Seller's Historic Insurance
                        ---------
Policies (as defined below) since at least June 4, 1959 and described in Paragraph 8(d)(i) hereof, and copies of Seller's current and historic insurance files, records and contracts relating to such policies; and

                   (xii) Financial Statements.  The audited consolidated
                         --------------------
financial statements of Seller, as of October 31, 1997, and the accountants' report thereon.

All information, agreements, or other documents delivered to or made available to Buyer pursuant to this Paragraph 7(b) are provided without representation or warranty expressed or implied (including without limitation any representation that such information is true or accurate), except as otherwise expressly stated in Paragraph 6(a) hereof. Seller shall authorize and direct those consultants, agents and representatives who, to Seller's knowledge, have possession of studies, reports, agreements, documents, plans, and other tangible information which fall into any of the categories described above in this Paragraph 7(b) to make that information available to Buyer for copying.

               (c) Condition of Property.  Santa Clarita acknowledges and agrees
                   ---------------------
that it has been given an opportunity to inspect the Property and all factors relevant to its use, including, without limitation, the physical, environmental, and geological condition of the Property and all improvements located thereon (including, without limitation, investigation for "Hazardous Substances," as hereinafter defined), all matters relating to title, taxes, assessment, entitlements, zoning, use permits, and building codes; and that Santa Clarita's opportunity to inspect the Property prior to the date hereof was adequate to make such a full investigation of the Property and the improvements located thereon. Santa Clarita further acknowledges and represents that its managing member and the stockholders, directors and officers of its managing member have substantial experience with real property of the type and size of the Property. Santa Clarita further acknowledges and represents that, except for the Environmental Conditions (as defined in Paragraph 6(a)(iv) hereof), Santa Clarita is acquiring the Property in an "AS-IS" condition "WITH ALL FAULTS" and solely in reliance on Santa Clarita's inspection and examination, subject only to the express representations and warranties of Seller set forth in Paragraph 6(a) hereof. Except for the express representations and warranties of Seller set forth in Paragraph 6(a) hereof, neither Seller nor any employees, agents or representatives of Seller shall be deemed to have made any representations or warranties, direct or implied, verbal or written, with respect to the Property, or with respect to the feasibility of the development of the Property or with respect to the Environmental Condition of the Property or "Hazardous Substances" with respect thereto or with respect to the fitness of the Property for any particular purpose, and Seller shall not be liable for any such representations or warranties made by its contractors or consultants.

               (d) "Hazardous Substances" Definition.  For purposes of this
                    --------------------------------
Agreement, "Hazardous Substances" shall mean and include, without limitation:

                   (i) Those substances included within the definitions of "hazardous substance," "hazardous waste," "hazardous material," "toxic substance," "solid waste," or "pollutant" or "contaminant" in CERCLA, RCRA, TSCA, HMTA, or under any other Environmental Law (as such terms are hereinafter defined);

                   (ii) Those substances listed in the United States Department of Transportation (DOT) Table [49 CFR 172. 101], or by the Environmental Protection Agency (EPA), or any successor agency, as "hazardous substances" [40 CFR Part 3021];

                   (iii) Other substances, materials, and wastes that are regulated or classified as hazardous or toxic under federal, state, or local laws or regulations; and

                   (iv) Any material or substance that is:

                        (A) a petroleum or refined petroleum product;

                        (B)  asbestos;

                        (C)  polychlorinated biphenyl;

                        (D) designated as a "hazardous substance" pursuant to 33 USCS (S) 1321 or listed pursuant to 33 USCS (S) 1317;

                        (E)  a flammable explosive; or

                        (F)  a radioactive material.

"Environmental Laws," as used in the foregoing definition means all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or requirements of any government authority regulating, relating to, or imposing liability or standards of conduct concerning any "Hazardous Substance," or pertaining to occupational health or industrial hygiene (and only to the extent that the occupational health or industrial hygiene laws, ordinances, or regulations relate to "Hazardous Substances" existing within, under, emanating from or passing through the Property), occupational or Environmental Conditions on, under, or about the Property, as now or may at any later time be in effect, including without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) [42 USCS (S)(S) 9601 et seq.]; the Resource Conservation and Recovery Act of 1976 (RCRA) [42 USCS (S)(S) 6901 et seq.]; the Clean Water Act also known as the Federal Water Pollution Control Act (FWPCA) [33 USCS
(S)(S) 1251 et seq.]; the Toxic Substances Control Act (TSCA) [15 USCS (S)(S) 2601 et seq.]; the Hazardous Materials Transportation Act (HMTA) [49 USCS (S)(S) 1801 et seq.]; the Insecticide, Fungicide and Rodenticide Act [7 USCS (S)(S) 136 et seq.]; the Superfund Amendments and Reauthorization Act [42 USCS (S)(S) 6901 et seq.]; the Clean Air Act [42 USCS (S)(S) 7401 et seq.]; the Safe Drinking Water Act [42 USCS (S)(S) 300f et seq.]; the Solid Waste Disposal Act [42 USCS
(S)(S) 6901 et seq.]; the Surface Mining Control and Reclamation Act [30 USCS
(S)(S) 1201 et seq.]; the Emergency Planning and Community Right to Know Act [42 USCS (S)(S) I 1001 et seq.]; the Occupational Safety and Health Act [29 USCS
(S)(S) 655, 657]; the California Underground Storage of Hazardous Substances Act [H & S C (S)(S) 25280 et seq.]; the California Hazardous Substances Account Act [H & S C (S)(S) 25300 et seq.]; the California Hazardous Waste Control Act [H & S C (S)(S) 25100 et seq.]; the California Safe Drinking Water and Toxic Enforcement Act [H & S C (S)(S) 24249.5 et seq.]; the Porter-Cologne Water Quality Act [Wat C (S)(S) 13000 et seq.]; together with any amendments of or regulations promulgated under the statutes cited above and any other federal, state, or local law, statute, ordinance, or regulation now in effect or later enacted that pertains to occupational health or industrial hygiene (and only to the extent that the occupational health or industrial hygiene laws, ordinances, or regulations relate to "Hazardous Substances" on, under, or about the Property), or the regulation or protection of the environment, including ambient air, soil, soil vapor, groundwater, surface water, or land use.

               (e) No Release of Environmental Claims. Nothing in this Agreement shall be construed as a release of any claim Buyer may have against Seller, or any liability of Seller, arising pursuant to Environmental Laws (as defined above). Execution of any claim by the Buyer shall be as provided in Paragraph 12(d).

          8.   Covenants and Agreements.
               ------------------------

               (a) Title.
                   -----

                   (i) Preliminary Title Report.  Prior to the date hereof,
                       ------------------------
Seller has delivered to Santa Clarita a current Preliminary Title Report for the Property ("PTR"), together with legible copies of all documents and instruments referred to in the PTR (to the extent that such documents are recorded in the official records of Los Angeles County and are available to the Title Company). In this connection, Santa Clarita has had an opportunity to communicate directly with the Title Company concerning the production of updates and supplements. Santa Clarita shall be deemed to have approved title concurrently with the execution of this Agreement.

                   (ii) Exceptions to Title at Closing.  At the Closing, Seller
                        ------------------------------
shall own title to the Property, subject only to the following exceptions ("Permitted Title Exceptions"):

                        (A) All non-monetary exceptions set forth in the Preliminary Title Report, including any updates or supplements thereto;

                        (B) Any other exceptions approved in writing, or caused or created, by Buyer;

                        (C) Non-delinquent real property taxes;

                        (D) Non-delinquent assessments and bonds;

                        (E) The printed exceptions set forth in the Title Policy (as hereinafter defined); and

                        (F) Any other non-monetary exceptions which should not materially interfere with the use of the Property for the development of the Property.

                   (iii) Title Insurance.
                         ---------------

                         (A) Basic Requirements.  At the Closing, Seller shall
cause First American Title Company or (if First American Title Company cannot perform) Lawyer's Title or Chicago Title ("Title Company") to issue to Santa Clarita as the insured, a American Land Title Association Standard Policy of Title Insurance ("Title Policy") with liability equal to $15,000,000, showing fee simple title to the Property vested in Santa Clarita, subject only to the Permitted Title Exceptions, with a 101.4 endorsement against mechanics' and design professionals' liens on account of work done by or for Seller or Porta Bella. Such Title Policy may be co-insured or re-insured with other title companies selected by the issuer of the Title Policy.

                         (B) ALTA Coverage.  Prior to the date hereof, Santa
Clarita has had the opportunity to order an American Land Title Association ("ALTA") Extended Title Policy Form B (1970) ("ALTA Policy") for the Property, by giving written notice to Seller and by delivering to the Title Company the premium cost of the ALTA Policy in excess of the premium for the Title Policy, and by paying all costs and expenses for or in connection with the preparation of the ALTA Policy, including, without limitation, all costs, fees, and expenses for the preparation of an ALTA survey. The issuance of the ALTA Policy shall not delay the Closing. Prior to the date hereof, Santa Clarita has been free to explore the willingness of the Title Company to issue endorsements to the ALTA Policy to provide assurance to Santa Clarita that: (1) the Property is the same as shown on the survey plat attached to and made a part of the ALTA Policy; (2) the parcels which comprise the Property are contiguous to the extent applicable;
(3) the Property is situated within designated zone classifications and such classifications confirm that the Property can be used for the uses described in the entitlements for the Property; (4) there are no existing violations under any covenants, conditions and restrictions, including the Development Agreement, affecting the Property; (5) none of the easements affecting the Property will result in the forced removal of any improvements thereon; and (6) such other endorsements as Santa Clarita may request prior to the Closing Date (collectively "Endorsements"). The execution of this Agreement by Santa Clarita confirms its approval of whatever commitments the Title Company has been willing to make to Santa Clarita with respect to the ALTA Policy and the Endorsements.

               (b) Possession.  At the Closing, Seller shall cause the Property
                   ----------
to be free and clear of any rights of parties in possession other than those of Seller, the tenants under the Leases and those disclosed in the PTR or within the scope of the Permitted Title Exceptions.

               (c) Environmental Insurance Policy.
                   ------------------------------

                   (i) Binder.  At Closing, Buyer shall cause a binder to be
                       ------
issued by its insurance brokerage firm binding the obligation of Steadfast Insurance Company ("Environmental Insurer") to issue environmental indemnification insurance coverage in the same form as the draft policy attached hereto as Exhibit B and providing coverage in the minimum amount of $75,000,000,
          ---------
for a term of not less than ten (10) years ("Environmental Insurance Policy"). The premiums for the Environmental Insurance Policy will be pre-paid by Buyer at Closing. Immediately following the Closing, Santa Clarita shall cause the Environmental Insurer to issue the Environmental Insurance Policy and to deliver an effective copy thereof to Seller.

                   (ii) Maintenance.  Santa Clarita shall perform all
                        -----------
requirements and obligations of the insured as shall be necessary to keep the Environmental Insurance Policy in full force and effect during its entire ten
(10) year term.

               (d)  Other Matters.
                    -------------

                   (i)  Insurance Matters.
                        -----------------

                         (A) Seller is the insured under historic general
liability insurance policies, including (without limitation) comprehensive general, umbrella and excess liability insurance policies issued from at least June 4, 1959 through and including at least November 1, 1985, as generally described in Exhibit L attached hereto (the "Whittaker Policies"). Seller and
             ---------
its various subsidiary and affiliated entities believe they were insured under the Whittaker Policies for comprehensive business risks, including (without limitation) actual or threatened claims of environmental damage, product liabilities, and other and similar comprehensive business risks, all as set forth and described in the Whittaker Policies. Some or all of the Seller's predecessor or subsidiary or affiliated entities may also have been insured under other historic general liability insurance policies, including (without limitation) policies issued to or covering Bermite Powder Company and Tasker Corporation, as well as under the Whittaker Policies (the policies issued to predecessor entities such as Bermite Powder Company and Tasker Corporation are referred to herein as the "Predecessor Policies"). (Hereafter, the Whittaker Policies up to a limit of $50,000,000 and the Predecessor Policies, together with such other historic general liability policies as may from time-to-time be discovered or documented by Seller or by Santa Clarita shall be referred to collectively as the "Historic Liability Policies.")

                   (B) Seller has delivered to Santa Clarita duplicate copies of any and all Historic Liability Policies in its possession, together with any and all related or additional evidence or records of or relating to the Historic Liability Policies, including (without limitation) evidence and records relating to the issuance, implementation and interpretation of the Historic Liability Policies.

                   (C) Except as limited hereafter, Seller hereby irrevocably appoints Santa Clarita as its agent and attorney-in-fact to manage and administer the Historic Liability Policies and the making and payment of all claims thereunder and the collection and discharge of all payments and obligations thereunder for the rights transferred herein. Subject only to the terms of this agreement, Santa Clarita, at its sole expense, may prosecute claims, accept payments, and discharge obligations and rights, in whole or in part, arising under, relating to or pursuant to the Historic Liability Policies, including (without limitation) the release of Seller's rights thereunder. However, in connection with any indemnity required to be provided by Seller in connection with any such release, Seller shall not be required to provide an indemnity broader than the indemnity provided by Santa Clarita to Seller herein. Except as limited herein, Santa Clarita shall have the right to retain all proceeds from the management and administration, including the discharge of obligations and rights under, the Historic Liability Policies. This agency and attorney-in-fact agreement is coupled with an interest and shall survive the sale or disposition of Seller and any of its assets or Seller's liquidation or dissolution.

                         (D) Notwithstanding and in addition to the foregoing,
Seller hereby irrevocably assigns, transfers and quitclaims to Santa Clarita any and all claims, rights, demands, suits, causes of actions, and choses in action it presently has or possesses, arising under or relating to the Historic Liability Policies on and as of the Closing, except for those and all claims, rights, demands, suits, causes of actions and causes in action specifically reserved herein to Seller.

                         (E) Neither this Agreement nor any aspect hereof shall
be deemed to constitute, nor shall it in fact constitute, an assignment of any of the Historic Liability Policies themselves. Should this agreement relating to insurance for any reason fail of its essential purpose, then Seller shall in its own name but at the sole expense and under the sole direction of Santa Clarita prosecute claims, accept payments, and discharge obligations and rights, in whole or in part, arising under, related to, or pursuant to the Historic Liability Policies, including (without limitation) the release of Seller's rights thereunder.

                         (F) Santa Clarita shall defend, indemnify and hold
Seller harmless from and against any and all costs, expenses, charges, claims, rights, demands, suits, causes of action and choses in action asserted by any insurer against Seller or Santa Clarita as the result of Santa Clarita's exercise of its insurance rights hereunder, including (without limitation) assumption of any defense, indemnity and hold harmless agreement required as the result of any settlement or judgment with any issuer of a Historic Liability Policy. This defense, indemnity and hold harmless agreement shall be limited by Santa Clarita's net recovery under or pursuant to this agreement relating to insurance and to Santa Clarita's net recoveries under or pursuant to the Historic Liability Policies.

                         (G) Santa Clarita's rights to discharge and release
obligations under the Historic Liability Policies for past costs paid by Seller relating to liability arising from the Environmental Condition of the Property or with respect to any other rights Santa Clarita may acquire by judgment or otherwise are limited as follows: (a) Upon Santa Clarita's request Seller will discharge and release without notice or restriction any and all Predecessor Policies included as Historic Liability Policies; (b) Upon Santa Clarita's request and with Seller's approval, which shall not be unreasonably withheld, Seller shall discharge and release any Historic Liability Policy issued by an insurance company or organization in "run-off" or under active supervision and management by a regulatory agency or its designee; and (c) as to remaining insurers of or subscribers to any Historic Liability Policy, Santa Clarita agrees that (I) Seller will "carve out" from any release, the coverage provided for the products liability and completed operations hazards, as defined by the Historic Liability Policies, and (II) it shall use its best efforts to include in any release a rolling mutual waiver of contribution rights. The foregoing restrictions shall be removed (x) by further agreement of the parties, (y) upon the liquidation or dissolution of Whittaker, or (z) the discharge or release of all obligations under the Historic Liability Policies. Insurance companies and organizations in "run off" are Lloyd's and London Market Companies including (without limitation) those that are embraced by Equitas Ltd. and other foreign and domestic insurers that have ceased writing property and casualty liability insurance.

                   (ii)  Government Contract Matters.
                         ---------------------------

                         (A) Seller and its various subsidiary and affiliated
entities, or any one or more of them, were parties, as prime contractor or subcontractor, or both, under certain historic government contracts depicted and generally described, at least in part, as set forth in Exhibit M attached hereto
                                                       ---------
(the "Whittaker Government Contracts").

                         (B) On or before the Closing Date, in addition to its
other obligations hereunder, Seller shall deliver, or cause to be delivered, to Buyer duplicate copies of any and all Whittaker Government Contracts in its possession, including all amendments, modifications, supplements, change orders, delivery orders, requisitions, and similar, together with any and all other related or additional evidence or records of or relating to the Whittaker Government Contracts (without limitation) evidence and records relating to the issuance, granting, bid processing, implementation and interpretation of the Whittaker Government Contracts.

                         (C) Seller hereby irrevocably appoints Buyer as its
agent and attorney-in-fact to manage and administer the Whittaker Government Contracts and the making and payment of all claims thereunder and the collection and discharge of all payments and obligations thereunder. As Seller's agent and attorney-in-fact, Buyer, at its sole expense, may prosecute claims, accept payments, and discharge obligations and rights, in whole or in part, arising under, relating to or pursuant to the Whittaker Government Contracts, including (without limitation) the release of Seller's and others' rights thereunder. Buyer shall have the right to retain all proceeds from the management and administration of, including the discharge of obligations and rights under, the Whittaker Government Contracts. This agency and attorney-in-fact agreement is coupled with an interest and shall survive the sale or disposition of Seller and any of its assets or Seller's liquidation or dissolution.

                         (D) Notwithstanding and in addition to the foregoing,
Seller hereby irrevocably assigns, transfers and quitclaims to Buyer, to the extent permitted by law, any and all claims, rights, demands, suits, causes of actions, things in action and causes in action, known and unknown, actual, potential or threatened, arising under or relating to the Whittaker Government Contracts on and as of the Closing. Seller agrees to hold any proceeds it may receive as a result of any such claims, rights, demands, suits, causes of action, things in action and causes of action relating to the Whittaker Government Contracts, in constructive trust for Santa Clarita's benefit.

                         (E) At any time after the Closing Date, Santa Clarita
shall have, in its sole discretion, the option of seeking recognition from the U.S. Government as the successor in interest ("novation") to one or more of the Whittaker Government Contracts. Seller covenants and agrees to cooperate fully in any effort by Santa Clarita to obtain novation of any Whittaker Government Contract. Such cooperation shall be at Buyer's expense and shall include, without limitation, Seller's execution of any document or providing any information requested by the U.S. Government or Santa Clarita to effectuate such a novation.

                         (F) Neither this Agreement nor any aspect hereof shall
be deemed to constitute, nor shall it in fact constitute, an assignment of any of the Whittaker

Government Contracts or rights therein. Should this Agreement relating to the Whittaker Government Contracts for any reason fail of its essential purpose, then Seller shall in its own name but at the sole expense and under the sole direction of Buyer prosecute claims, accept payments, and discharge obligations and rights, in whole or in part, arising under, related to, or pursuant to the Whittaker Government Contracts, including (without limitation) the release of Seller's rights thereunder.

                         (G) Buyer shall defend, indemnify and hold Seller
harmless from and against any and all costs, expenses, charges, claims, rights, demands, suits, causes of action and choses in action asserted against Seller as the result of Buyer's exercise of its contract rights hereunder, including (without limitation) assumption of any defense, indemnity and hold harmless agreement required as the result of any settlement or judgment with anyone under a Whittaker Government Contract.

                   (iii) Assignment of Rights and Claims.  On the Closing Date,
                         -------------------------------
Seller shall assign, transfer, bargain, sell and convey, and cause its Affiliates to assign, transfer, bargain, sell and convey, to Santa Clarita, or as Santa Clarita may direct in writing, all claims, rights, things in action, chose in action, causes of action, relating to Seller's claims for loss or damage of any kind or description relating to the Property or ownership or operations conducted on or at the Property (for the purposes of this Paragraph 8(d)(iii) collectively referred to as the "Property"), any duty to defend, duty to indemnify, or other obligations or duties to Seller in law or equity (including without limitation, pursuant to any contract, or any other agreement or obligation owed by any person to compensate, cure, abate, indemnify or hold harmless with respect to Seller or any interest of Seller concerning the Property) which has arisen or may arise as a result of any Environmental Conditions at, on or emanating from or moving toward, through or under the Property, or both, expressly including, but not limited to, all claims from or related to any threat to the public health, welfare, environment or groundwater; all claims, rights, things in action, chose in action and causes of action related to and arising from the Property, expressly including, but not limited to (A) all claims, rights, things in action, chose in action, causes of action arising from any hazardous or toxic material, substance, alleged to be harmful, hazardous or toxic, in, at, around or in the vicinity of, at, beneath or emanating from or moving toward, through, or under the Property, or any Environmental Condition at, on or emanating, in whole or in part, from or moving toward the Property, which may threaten the public health, welfare or the environment; (B) all claims, rights, things in action, chose in action, causes of action which may limit, reduce, damage or otherwise impair the use and enjoyment, value, insurability, marketability for lease, sale, pledge, collateral or hypothecation, or transferability of the Property; (C) all claims for recovery of attorneys' fees and costs, litigation costs, administrative costs, and punitive or exemplary damages arising from any of that which is assigned, purchased, transferred, negotiated or otherwise hypothecated to the extent permitted by this Agreement; (D) all claims for recovery of past response and defense costs under all Historic Liability Policies with respect to liability relating to the Property, including those relating in any manner and to any extent to the Environmental Conditions and claims known to exist at the Property or otherwise; (E) with respect to any and all current or former leases of the Property, or any portion thereof, irrespective of the term thereof and whether or not still in force and effect, all rights and claims for and to subrogation, contribution, equitable contribution or indemnity under any and all current or prior, or both, policies of insurance or otherwise or as may currently be provided or was formerly provided in such leases; and (F) all rights and claims as Lessor, Landlord, or similar designation in Seller's capacity as owner of the Property in connection with claims relating to the Environmental Condition of the Real Property, under leases of or tenancies in the Real Property whether or not still in force and effect (collectively, the "Additional Rights and Assets").

               (e) Expenses.  Except as otherwise expressly and specifically
                   --------
provided in this Agreement, each party to this Agreement shall bear the expenses and costs which it incurred in connection with its investigations and the preparation, execution and performance of this Agreement.

               (f) Assignment of the Keysor Century Letter Agreement.
                   -------------------------------------------------
Concurrently herewith, Seller shall enter into an agreement, in the form attached hereto as Exhibit F, pursuant to which Seller shall assign all rights,
                   ---------
if any, set forth in that certain letter agreement dated August 21, 1995, between Keysor-Century Corporation and Seller ("Keysor-Century Letter Agreement"), concerning the acquisition of an easement over a portion of property owned by Keysor-Century.

          9.   Indemnifications.
               ----------------

               (a) Buyer's Indemnification of Seller.
                   ---------------------------------

                   (i) City Indemnification Agreement.  Santa Clarita
                       ------------------------------
acknowledges that Seller has entered into an Indemnification Agreement ("City Indemnification Agreement"), dated March 28, 1996, with the City of Santa Clarita ("City"), pursuant to which Seller has indemnified the City with respect to "Hazardous Substances" as more specifically set forth in such Agreement and may be required to execute and deliver additional indemnifications with respect to such "Hazardous Substances" to the City in order to satisfy the conditions of the Vesting Tentative Map and other entitlements with respect to the Property. Santa Clarita hereby agrees, for itself and its successors and assigns, to indemnify, defend, and hold Seller and each of its directors, officers, shareholders, employees, subsidiaries and affiliates, and their respective successors and assigns, harmless from and against any and all liabilities, damages, losses, proceedings, suits, claims, demands, actions, assessments, judgments, costs and expenses (including without limitation, attorneys' fees) arising out of or resulting from any obligation of Seller under the City Indemnification Agreement and any other indemnifications required of Seller by the City in the future, only to the extent the indemnification obligations of Santa Clarita and its successors and assigns, as set forth in this Paragraph 9(a), are covered under the Environmental Insurance Policy.

                   (ii) Post-Closing Liabilities.  Buyer and its successors and
                        ------------------------
assigns hereby agree to indemnify, defend, and hold Seller and each of its directors, officers, shareholders, employees, subsidiaries and affiliates, and their respective successors and assigns, harmless from and against any and all liabilities, damages, losses, proceedings, suits, claims, demands, actions, assessments, judgments, costs and expenses (including without limitation, attorneys' fees and costs) arising out of or resulting from any liabilities of Seller relating to the Property and the Additional Rights and Assets which accrue after the Closing Date, including, without limitation, liability arising under the Development Agreement, the Keysor Century Letter Agreement, and the Commuter Rail Station Site Lease; provided however, that Buyer's indemnity for environmental matters shall, as to the breadth, scope, and financial responsibility, conditions and limitations thereof, only extend to those matters covered by and specified in the Environmental Insurance Policy (as further clarified by Paragraph 12(a) hereof) and all claims for indemnification of environmental matters shall be administered by Buyer.

               (b) Seller's Indemnification of Santa Clarita.  Notwithstanding
                   -----------------------------------------
the express assumption of liabilities by the Buyer as set forth in Paragraph 2 hereof,

                   (i) Pre-Closing Liabilities.  Seller hereby agrees to
                       -----------------------
indemnify, defend, and hold Santa Clarita and each of its members, directors, officers, shareholders, employees, subsidiaries and affiliates, and their respective successors and assigns, harmless from and against any and all liabilities, damages, losses, proceedings, suits, claims, demands, actions, assessments, judgments, costs and expenses (including without limitation, attorneys' fees and costs) arising out of or resulting from any liabilities of Seller relating to the Property and the Additional Rights and Assets which accrued prior to the Closing Date, provided that such indemnification shall not cover any of the following liabilities: (A) those matters which are set forth in Paragraph 7(c) hereof; (B) those which are or would be covered pursuant to the Environmental Insurance Policy without regard to deductibles or length of coverage or dollar limits of coverage; (C) those which arise from the Environmental Condition of the Property; (D) liabilities arising out of the City Indemnification Agreement or any assumption thereof by Santa Clarita pursuant to Paragraph 9(a) hereof; or (E) those which are or would be covered pursuant to the Title Insurance Policy without regard to deductibles or length of coverage or dollar limits of coverage. This indemnification under Paragraph 9(b) shall extend to tax matters with respect to Porta Bella and shall survive for the applicable statue of limitations with reference to the particular claim or loss for which indemnification is sought. Except as noted in clause (b)(i) above, nothing contained in this Paragraph 9(b) shall be deemed to limit the scope of Paragraph 7(c) hereof and, to the extent there is any conflict between this Paragraph 9(b) and Paragraph 7(c) hereof, Paragraph 7(c) shall prevail.

                   (ii) Anden Agreement.  Seller hereby agrees to indemnify,
                        ---------------
defend, and hold Santa Clarita and each of its members, directors, officers, shareholders, employees, subsidiaries and affiliates, and their respective successors and assigns, harmless from and against any and all liabilities, damages, losses, proceedings, suits, claims, demands, actions, assessments, judgments, costs and expenses (including without limitation, attorneys' fees and costs) arising out of or resulting from the Anden Agreement.

                   (iii) Seller's Representations and Warranties.  The Seller
                         ---------------------------------------
agrees to indemnify, defend and hold harmless the Buyer (and each of their members, directors, officers, employees, affiliates, successors and assigns) from and against all losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) based upon or arising out of any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement.

               (c) RFI's General Indemnification regarding Representations and
                   -----------------------------------------------------------
Warranties.  RFI agrees to indemnify, defend and hold harmless the Seller (and
----------
its directors, officers, employees, affiliates, successors and assigns) from and against all losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) based upon or arising out of any breach of any representation, warranty, covenant or agreement of RFI contained in this Agreement.

          10.  Conditions Precedent.
               --------------------

               (a) Conditions Precedent of Buyer.  The obligation of Buyer to
                   -----------------------------
consummate the transactions at the Closing is subject to satisfaction of each of the following conditions (any one of which may be waived in writing by Buyer):

                   (i) Seller shall have performed and complied with all covenants, agreements, and provisions required by this Agreement to be performed or complied with by Seller prior to or at the time of the Closing;

                   (ii) The Title Company shall be ready, willing and able to issue the Title Policy;

                   (iii) The representations and warranties of Seller shall be true and correct as of the Closing Date as though fully remade on and as of such date; and

                   (iv) The Environmental Insurer is ready, willing and able to issue the Environmental Insurance Policy, in accordance with Paragraph 8(c) hereof.

If the above-described conditions are not satisfied as of the Closing Date, Buyer, at Buyer's option, may terminate this Agreement, without further liability of Buyer, except for any and all rights and obligations set forth in the Confidentiality Agreements (as hereinafter defined).

               (b) Conditions Precedent of Seller.  The obligation of Seller to
                   ------------------------------
consummate the transactions at the Closing is subject to the following conditions (any one of which may be waived in writing by Seller):

                   (i) Santa Clarita shall have delivered at the Closing the instruments and the payments required pursuant to Paragraph 4 hereof;

                   (ii) Buyer shall have performed and complied with all agreements, covenants and provisions required by this Agreement to be performed or complied with by Buyer prior to or at the time of the Closing;

                   (iii) The representations and warranties of Buyer and of Buyer and RFI shall be true and correct as of the Closing Date as though fully remade on and as of such date; and

                   (iv) The Environmental Insurer is ready, willing and able to issue the Environmental Insurance Policy, in accordance with Paragraph 8(c) hereof.

If the above-described conditions have not been satisfied as of the Closing Date, Seller, at Seller's option, may terminate this Agreement, without further liability of Seller, except for any and all rights and obligations set forth in the Confidentiality Agreements. If conditions (i) through (iv) have not been satisfied by the Closing Date, Seller may retain the Payment.

          11.  Defaults.
               --------

               (a) Seller's Default.  If the Closing Date does not occur as
                   ----------------
required pursuant to this Agreement due to a breach of this Agreement by Seller, this Agreement shall be terminated automatically, in which event Buyer shall be entitled to recover whatever damages it has sustained on account of Seller's default hereunder and Seller shall promptly refund the Payment to Buyer.

               (b) No Specific Performance.  If Seller breaches its obligation
                   -----------------------
to consummate the sale of the Property and to close pursuant to the provisions of this Agreement, the sole and exclusive remedy of Buyer is to elect to treat this Agreement as terminated, in which case, all payments and things of value received from Buyer hereunder shall be returned to Buyer and Buyer may receive such damages as may be proper. Buyer hereby waives any right to specific performance or other injunctive, equitable or specific relief. Notwithstanding anything contained in the foregoing to the contrary, Buyer shall be entitled to exercise a right of specific performance only when the following conditions have been satisfied:

                   (i) Santa Clarita has delivered to the Title Company ("Escrow Holder") as an escrow holder its irrevocable instruction to it, which instruction shall state the following: Escrow Holder is unequivocally authorized and directed to deliver the cash portion of the Purchase Price of Ten Million Dollars ($10,000,000), the Note and additional payments set forth in Paragraph 4(c) as Seller shall direct, to record the Grant Deeds and the Trust Deed in the official records of Los Angeles County when (A) Seller has delivered to Escrow Holder the Grant Deeds, the Assignment and Assumption Agreement and Assignment Agreement executed by Seller, and (B) Escrow Holder has received Seller's instruction to Escrow Holder to release to Santa Clarita such Grant Deeds, the Assignment and Assumption Agreement and Assignment Agreement.

                   (ii) [intentionally omitted].

                   (iii) The Environmental Insurer has delivered to Escrow Holder clear evidence of its readiness, willingness and ability to immediately issue the Environmental Insurance Policy, concurrently with deliveries to Seller of the Note, the cash portion of the Purchase Price of Ten Million Dollars ($10,000,000) and the additional payments set forth in Paragraph 4(c).

                   (iv) Buyer has performed all of the obligations of Buyer to be performed on or before the Closing Date.

                   (v) Seller is obligated to consummate the purchase and sale of the Property and the Additional Rights and Assets and to consummate the Closing, as provided in this Agreement.

                   (vi) The Note, originally executed by Buyer, and the Trust Deed originally executed by Buyer and acknowledged in recordable form, have been deposited with Escrow Holder.

                   (vii) Santa Clarita has commenced a specific performance action pursuant to this Paragraph 11(b) by filing a complaint in a court having jurisdiction of the matter not later than five (5) days following the date by which the parties were obligated under this Agreement to consummate the Closing.

Notwithstanding anything contained in the foregoing or in this Agreement to the contrary, Buyer absolutely waives any right or remedy to file or record a lis
                                                                          ---
pendens against or with respect to the Property or any portion thereof.
-------

               (c) Buyer's Default.  If the Closing does not occur as required
                   ---------------
pursuant to this Agreement due to a breach of this Agreement by Buyer, Seller shall be entitled to exercise all rights and remedies against Buyer to which it is entitled at law or in equity. Notwithstanding the foregoing, Seller hereby waives any right to specific performance, if Buyer breaches its obligation to consummate the purchase of the Property and to close pursuant to the provisions of this Agreement.

          12.  Post-Closing Covenants.
               ----------------------

               (a) Self-Insured Retention.  Buyer covenants and agrees to pay,
                   ----------------------
or cause to be paid, the Scope of Work related self-insured retention amount of Forty-Four Million Dollars ($44,000,000) as it currently appears, or as that amount may be adjusted from time to time, on Endorsement No. 4 entitled "Applicability of Self Insured Retention" to the Environmental Insurance Policy. This obligation of Buyer will not operate as a release of Buyer's rights at law as provided in Paragraph 7(e) hereof.

               (b) Delivery of Documents.  Copies of all documents listed on
                   ---------------------
Exhibit G will be delivered to Santa Clarita within 30 days following the
---------
Closing Date. Upon Santa Clarita's request, Seller will make available to Santa Clarita the originals of documents for further copying, scanning, digital imaging or use for an identified period of time. Santa Clarita acknowledges that Seller is bound by certain contractual arrangements with the DTSC to retain original documents relating to Porta Bella and the Property for a stated period of time. Upon the earlier of (i) the expiration of the time period stated in such contractual arrangements, or (ii) the release of Seller from such retention obligations, Seller shall deliver all of such originals to Santa Clarita.

               (c) Pre-Closing Off-Site Activities.  Seller acknowledges that it
                   -------------------------------
(i) is solely responsible for all historical off-site disposal and disposal activities which have occurred prior to the Closing Date ("Pre-Closing Off-Site Activities") and (ii) will not claim or seek to impose indemnification, defense or hold harmless duties or responsibilities upon the Buyer, RFI or the Environmental Insurer under the Environmental Insurance Policy for any Pre-Closing Off-Site Activities.

               (d) Restrictions on Execution.  Notwithstanding any other
                   -------------------------
provision of this Agreement to the contrary, Buyer agrees that in attempting to satisfy any claim Buyer may have against Seller arising pursuant to Environmental Laws (as defined above), Buyer will seek satisfaction, execution or levy solely against the insurance coverages represented by the Historic Liability Policies (as defined above), and not from any other asset, property or right of Seller, other than as provided in Section 8(d)(iii) hereof. Seller shall not compromise, or otherwise affect potential coverage under, any Historic Liability Policy without Buyer's express prior permission, which shall not be unreasonably withheld.

               (e) Use of Proceeds from Recoveries of Past Costs.  To the extent
                   ---------------------------------------------
that (i) Buyer receives proceeds from the settlement of claims for past response and defense costs relating to the Environmental Condition of the Property, and
(ii) Buyer is not obligated under the terms of the Environmental Insurance Policy to pay such proceeds to the Environmental Insurer, Buyer shall utilize such proceeds solely for the benefit of the Property.

          13.  Miscellaneous Provisions.
               ------------------------

               (a) No Brokers.  Each party represents to the other that it has
                   ----------
not had any contact or dealings regarding the Property or any communication in connection with the subject matter of this transaction, through any real estate broker or other person who can claim a right to a commission or finder's fee. If any broker or finder makes a claim for a commission or finder's fee based on a contract, dealings, or communications, the party through whom the broker or finder makes his claim shall indemnify, defend with counsel of the indemnified party's choice, and hold the indemnified party harmless from any and all expenses, losses, damages, liabilities and claims, including, without limitation, the indemnified party's attorneys' fees arising out of the broker's or finder's claim, and such indemnity shall survive the Closing Date.

               (b) Waivers.  Any party can waive a provision, condition or
                   -------
covenant contained in this Agreement which is inserted herein for the benefit of such party making such waiver. Any such waiver shall be in writing and delivered to the other party. No waiver by any party of any covenant, condition or breach hereunder shall be deemed a waiver of any other subsequent covenant, condition or breach.

               (c) Counterparts.  This Agreement may be executed in any number
                   ------------
of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same.

               (d) California Law; Forum.  This Agreement shall be governed by,
                   ---------------------
and interpreted in accordance with, California law. In the event of any dispute between the parties under or with respect to this Agreement or with respect to the Property, the parties agree that such dispute shall be brought only in federal or state court located in Los Angeles County, California.

               (e) Validity.  Wherever possible, each provision of this
                   --------
Agreement shall be interpreted in such a manner as to be valid under applicable law, but if any provision shall be invalid or prohibited thereunder, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement.

               (f) Gender.  When necessary in this Agreement, all terms used in
                   ------
the singular shall apply to the plural, and all terms in the masculine or feminine genders shall apply to the neuter.

               (g) Exhibits and Schedules.  All exhibits and schedules attached
                   ----------------------
hereto are incorporated herein by this reference and made a part of this Agreement.

               (h) Time.  Time is of the essence hereunder.
                   ----

               (i) Notice.  Except as otherwise specifically set forth in this
                   ------
Agreement, all notices, elections, approvals, disapprovals, consents, and communications required or permitted under this Agreement (collectively, "Notice") shall be in writing and shall be personally delivered or sent by Registered or Certified Mail, return receipt requested, or by facsimile at the following applicable address:

To Seller:                     Whittaker Corporation
                               1955 N. Surveyor Avenue
                               Simi Valley, CA  93063-3386
                               Attn:  Lynne M. O. Brickner, Esq.
                               Vice President and General Counsel
                               Telephone:  (805) 526-5700
                               Facsimile:  (805) 584-4182


with copy to:                  Edith R. Perez, Esq.
                               Latham & Watkins
                               633 W. Fifth Street, Suite 4000
                               Los Angeles, CA  90071
                               Telephone:  (213) 485-1234
                               Facsimile:  (213) 891-8763


                               and
                               Nancy Sher Cohen, Esq.
                               Heller Ehrman White & McAuliffe
                               601 S. Figueroa Street, 40th Floor
                               Los Angeles, CA  90017
                               Telephone:  (213) 689-0200
                               Facsimile:  (213) 614-1868

To Buyer:                      Remediation Financial, Inc.
                               7th Gate Center
                               1601 North 7th Street, Suite 100
                               Phoenix, AZ 85006
                               Attn:  Myla D. Bobrow
                               Telephone:  (602) 238-9007
                               Facsimile:  (602) 238-9017


with a copy to:                Sonnenschein Nath & Rosenthal
                               1301 K Street NW
                               Suite 600 East Tower
                               Washington, D.C.  20005
                               Attn:  John S. Hahn, Esq.
                               Telephone:  (202) 408-6430
                               Facsimile:  (202) 408-6399


                               and
                               Zevnik Horton Guibord McGovern Palmer &
                               Fognani, L.L.P.
                               300 East Main Street, 13th Floor
                               Norfolk, VA 23510
                               Attn:  Wayne G. Souza, Esq.
                               Telephone:  (757) 624-3480
                               Facsimile:  (757) 624-3479


If to Title Company:           First American Title Insurance Company of
                               Los
                               Angeles
                               520 North Central Avenue
                               Glendale, CA 91203
                               Attn:  Carolyne Marcial
                               Telephone:  (818) 242-5800
                               Facsimile:  (818) 242-0877

Notice shall be deemed to have been delivered and effective upon the earlier of
(a) actual receipt thereof or (b) on the third (fifth day if posted outside of the continental United States) day after the deposit of such notice in the mail, postage prepaid, addressed as set forth above, or, in the case of a facsimile, on production of a transmission report by the machine from which it was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient to whom the facsimile was intended to be sent (provided in the case of a facsimile, a copy of the notice or other communication is also sent by mail or overnight courier service). The addresses and addressees for the purpose of this Paragraph 13(i) may be changed by giving written notice of such change in the manner herein provided for giving notice. However, unless and until such written notice of change is actually received, the last address(es) and addressee(s) as stated by written notice, or provided herein if no written notice of change has been received, shall conclusively be presumed to continue in effect for all purposes hereunder. The foregoing to the contrary notwithstanding, if any Notice is required by applicable law to be given to a different address or in a different manner, such Notice shall be given to such address in such manner.

               (j) Attorneys' Fees.  In the event of any dispute between the
                   ---------------
parties, whether or not resulting in litigation, the prevailing party shall be entitled to recover from the other party all reasonable costs, including, without limitation, reasonable attorneys' fees.

               (k) Successors.  Neither this Agreement nor any rights hereunder
                   ----------
shall be assignable by Buyer without Seller's prior written consent, which consent may be granted or withheld in Seller's sole and absolute discretion. Any attempted assignment in violation of the foregoing shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Buyer may assign all of its rights, liabilities and obligations, as set forth in Paragraph 8(d) hereof, to a limited liability company in which RFI is the managing member, provided such assignee expressly assumes all of the liabilities and obligations of the assignor under Paragraph 8(d) hereof. No assignment or assumption hereunder shall relieve the assignor of its obligation to perform all of the obligations of the "Buyer" hereunder or relieve such assignor or RFI from any of the representations and warranties made by either or both pursuant to this Agreement.

               (l) Entire Agreement.  Except as expressly provided in this
                   ----------------
Agreement, this Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties hereto with respect thereto, which prior agreements are hereby declared null, void and of no further force or effect. This Agreement may not be altered, amended, changed or modified, unless the same shall be in writing and signed by the party to be charged. Except as provided herein, no claims of waiver, consent or acquiescence with respect to any provision of this Agreement shall be made against either party except on the basis of a written instrument executed by such party.

               (m) Captions.  All captions contained in this Agreement are for
                   --------
convenient reference only and shall not be considered in any way in connection with the interpretation or enforcement of any provision hereof.

               (n) Further Assurances.  Each of the parties agrees to execute
                   ------------------
and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be appropriate or necessary to effectuate the covenants and intent of the parties as set forth in this Agreement, whether the same occurs before or after the Closing Date.

               (o) Relationship of Parties.  The parties agree that their
                   -----------------------
relationship is that of seller and buyer, and that nothing contained herein shall constitute either party the agent or legal representative of the other for any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organization between the parties hereto, nor is either party granted the right or authority to assume or create any obligation or responsibility on behalf of the other party, nor shall either party be in any way liable for any debt of the other.

               (p) Third Parties.  Except as specifically set forth in this
                   -------------
Agreement, nothing in this Agreement which is expressed or implied is intended or shall be construed to confer upon or give to any person, firm, corporation or other entity, other than the parties hereto, and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

               (q) Confidentiality.  Prior to the execution of this Agreement,
                   ---------------
the parties have executed and delivered the Confidentiality Agreement attached hereto as Exhibit N, and Porta Bella's Confidentiality Agreement attached hereto as Exhibit O, as amended as of this date attached hereto as Exhibit P. (The
   ---------                                                ---------
Confidentiality Agreement and the Seller's Confidentiality Agreement are sometimes referred to in this Agreement as the "Confidentiality Agreements'). The obligations of each party under each of the foregoing agreements shall, among other things, survive the Closing Date.

               (r) Survival.  Except as expressly set forth in this Agreement,
                   --------
each and all of the express representations, warranties, covenants, agreements and indemnifications shall survive the execution and delivery of this Agreement and the Closing.

               (s) "Affiliated Entity".  For purposes of this Agreement, a
                    -----------------
person, firm, corporation or other entity ("an affiliated entity") shall be deemed to be an "affiliate" of, or "affiliated with" another person, firm, corporation or other entity, if the affiliated entity controls, is under common control with, or is controlled by, such person, firm, corporation, or other entity.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

"SELLER"

WHITTAKER CORPORATION


By:   /s/ Lynne M. O. Brickner
      ---------------------------------------------
      Name:  Lynne M. O. Brickner
      Title: Vice President and Secretary


By:   /s/ John K. Otto
      ---------------------------------------------
      Name:  John K. Otto
      Title: Vice President, Chief Financial Officer and Treasurer


"BUYER"

SANTA CLARITA, L.L.C.

By:   Remediation Financial, Inc.
Its:  Managing Member


By:   /s/ Myla D. Bobrow, President
      ---------------------------------------------
      Name:  Myla D. Bobrow
      Title: President



The undersigned hereby executes and delivers this Agreement solely for the purposes of making the representations and warranties set forth in Paragraph 6(c) hereof and the indemnity set forth in Paragraph 9(c).

REMEDIATION FINANCIAL, INC.


By:   /s/ Myla D. Bobrow, President
      ---------------------------------------------
      Name:  Myla D. Bobrow
      Title: President